John Hancock Advisers, LLC
601 Congress Street
Boston, Massachusetts 02210-2805



February 28, 2006


The Bank of New York
One Wall Street
New York, NY  10286

Re:    John Hancock Capital Series
       John Hancock International Classic Value Fund

Ladies and Gentlemen:

       John Hancock Capital Series (the "Trust"), a Massachusetts business trust, on its own behalf and on behalf of the above-named series of the Trust (the "Fund") hereby notifies The Bank of New York (the "Bank") that the Trust desires to place and maintain the Fund's securities and cash in the custody of the Bank pursuant to the September 10, 2001 Custody Agreement, Foreign Custody Manager Agreement, and Fund Accounting Agreement, to be effective February 28, 2006.

       If the Bank agrees to provide such services, please sign below and return a signed original of this letter to the undersigned.

                                   John Hancock Capital Series
                                   On behalf of
                                   John Hancock International Classic Value Fund


                                   By:   /s/Alfred P. Ouellette
                                         Alfred P. Ouellette
                                         Assistant Vice President and
                                          Assistant Secretary



THE BANK OF NEW YORK


By   /s/Edward G. McGann
     Name:  Edward G. McGann
     Title: Managing Director